As filed with the Securities and Exchange Commission on December 15, 2003

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTARES PHARMA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1350192
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

707 Eagleview Boulevard, Suite 414
Exton, Pennsylvania	19341
(Address of Principal Executive Offices)	(Zip Code)

2001 Stock Option Plan for Non-Employee Directors

2001 Incentive Stock Option Plan for Employees

(Full Title of the Plan)

Roger G. Harrison, Ph.D.

Chief Executive Officer

Antares Pharma, Inc.

707 Eagleview Boulevard, Suite 414

Exton, Pennsylvania 19341

(Name and Address of Agent for Service)

(610) 458-6200

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, par value $0.01 per share (1)	400,000 shares	$1.21	$484,000	$40

Common Stock, par value $0.01 per share (2)	1,400,000 shares	$1.21	$1,694,000	$138

(1)	This Registration Statement relates to 400,000 shares of Antares Pharma, Inc. common stock to be offered pursuant to the company’s 2001 Stock Option Plan for Non-Employee Directors and Consultants.

(2)	This Registration Statement relates to 1,400,000 shares of Antares Pharma, Inc. common stock to be offered pursuant to the company’s 2001 Incentive Stock Option Plan for Employees.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the high and low sale prices per share of the Registrant’s Common Stock as reported on the OTC Bulletin Board on December 12, 2003.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed by Antares Pharma, Inc. pursuant to General Instruction E to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register an additional 400,000 shares of our common stock, which will be issued pursuant to our 2001 Stock Option Plan for Non-Employee Directors and Consultants, and an additional 1,400,000 shares of our common stock, which will be issued pursuant to our 2001 Incentive Stock Option Plan for Employees. A total of 200,000 and 600,000 shares of our common stock issuable under our Non-Employee Directors and Consultants Plan and our Incentive Plan, respectively, have been previously registered pursuant to our Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on July 3, 2001 (Registration No. 333-64480), and the information contained therein is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

We are filing this S-8 to register shares of our common stock which may be issued under our 2001 Stock Option Plan for Non-Employee Directors and Consultants (the “Directors and Consultants Plan”) and our 2001 Incentive Stock Option Plan for Employees (the “Incentive Plan”). The plans attached hereto as Exhibits 10.24 and 10.25 have been amended and restated to reflect these changes.

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed with the Commission by us, and are incorporated herein by reference and made a part hereof:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 21, 2003;

•	our Current Report on Form 8-K filed with the SEC on March 25, 2003;

•	our Current Report on Form 8-K filed with the SEC on May 1, 2003;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2003, filed with the SEC on May 20, 2003;

•	our Current Report on Form 8-K filed with the SEC on May 29, 2003;

•	our Current Report on Form 8-K filed with the SEC on June 5, 2003;

•	our Current Report on Form 8-K filed with the SEC on June 30, 2003;

•	our Current Report on Form 8-K filed with the SEC on July 9, 2003;

•	our Current Report on Form 8-K filed with the SEC on July 22, 2003;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed with the SEC on August 14, 2003;

•	our Current Report on Form 8-K filed with the SEC on September 15, 2003;

•	our Current Report on Form 8-K filed with the SEC on September 18, 2003;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2003, filed with the SEC on November 14, 2003; and

•	the description of our common stock contained in our registration statement on Form S-1/A, filed on August 15, 1996, including any amendment or report filed for the purpose of updating the description.

Additionally, all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock offered by this Registration Statement have been sold or which deregisters all such shares of Common Stock then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person

•	has not been indemnified therefor by another organization or employee benefit plan;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations.

Article 7 of our Third Amended and Restated Articles of Incorporation provides that we will indemnify directors to the fullest extent permitted by the Minnesota Business Corporation Act as now enacted or hereafter amended.

We also maintain an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

EXHIBIT NUMBER		DOCUMENT

4.1	(a)	Form of our Common Stock Certificate.

5.1		Opinion of Leonard, Street and Deinard Professional Association.

10.24		2001 Stock Option Plan for Non-Employee Directors and Consultants

10.25		2001 Incentive Stock Option Plan for Employees

23.1		Consent of KPMG LLP, Independent Certified Public Accountants.

23.2		Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1).

24.1		Power of Attorney (See page II-4).

(a)	Previously filed as an exhibit to our Form S-3, filed with the SEC on May 31, 2001, and incorporated herein by reference.

Item 9.	Undertakings.

The undersigned hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the first and second paragraphs above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania, on December 15, 2003.

ANTARES PHARMA, INC.

By:	/s/ Roger G. Harrison

Roger G. Harrison, Ph.D. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roger G. Harrison and Lawrence M. Christian, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b), and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger G. Harrison Roger G. Harrison	Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2003

/s/ Lawrence M. Christian Lawrence M. Christian	Chief Financial Officer and Secretary (Principal Financial Officer)	December 15, 2003

/s/ Jacques Gonella Dr. Jacques Gonella	Chairman of the Board and Director	December 15, 2003

/s/ James Clark James Clark	Director	December 15, 2003

Dr. Philippe Dro	Director	December 15, 2003

/s/ Anton Gueth Anton Gueth	Director	December 15, 2003

/s/ Thomas J. Garrity Thomas J. Garrity	Director	December 15, 2003

INDEX TO EXHIBITS

EXHIBIT NUMBER		DOCUMENT

4.1	(a)	Form of our Common Stock Certificate.

5.1		Opinion of Leonard, Street and Deinard Professional Association.

10.24		2001 Stock Option Plan for Non-Employee Directors and Consultants

10.25		2001 Incentive Stock Option Plan for Employees

23.1		Consent of KPMG LLP, Independent Certified Public Accountants.

23.2		Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1).

24.1		Power of Attorney (See page II-4).

(a)	Previously filed as an exhibit to our Form S-3, filed with the SEC on May 31, 2001, and incorporated herein by reference.